Exhibit 99.1

News Release
Contact: Larry Vale Keane Investor Relations 617.517.1290

Hugh Burnham Gutenberg Communications 212.239.8595

KEANE, INC. ANNOUNCES INQUIRY INTO STOCK OPTION PRACTICES

BOSTON, February 23, 2007 — Keane, Inc. (NYSE: KEA) announced today that it has received an inquiry from the Securities and Exchange Commission (SEC) requesting documents related to the Company’s stock option grants and stock option practices.  The Company intends to cooperate with the SEC in this matter.

About Keane

In business since 1965, Keane, Inc. (NYSE: KEA) is a leading business process and IT services firm.  Keane delivers Application and Business Process Services to help clients transform their business and IT operations to achieve demonstrable, measurable, and sustainable business benefit.  As a trusted advisor and partner for its clients, Keane solves real business issues through the development and implementation of cost-effective, change-oriented, industry-specific solutions.

Specifically, Keane delivers highly synergistic application and business process services, including Application Development and Integration Services, Architecture Services, Application Outsourcing, Program Management, and Testing, as well as Business Transformation Services including Business Process Outsourcing.  Keane believes that business and IT improvements are best realized by streamlining and optimizing business and IT processes, implementing rigorous management disciplines, and fostering a culture of accountability through meaningful performance metrics.  Based in Boston, Mass., Keane delivers its services throughout the United States, Australia, Canada, India, and the United Kingdom.  For more information, visit www.keane.com.

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